EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports Third Quarter 2026 Financial and Operating Results
Houston, Texas (November 9, 2026) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended September 30, 2026.
Highlights
•Third quarter 2026 net income of $15.9 million, Adjusted EBITDA of $70.7 million, an increase of 16% relative to the second quarter of 2026, cash flow available for distributions (“Distributable Cash Flow” or “DCF”) of $32.6 million and free cash flow (“FCF”) of $5.2 million
•Raised 2026 Adjusted EBITDA guidance range to $250 million to $260 million, from $235 million to $255 million, amid strong producer activity and growing Rockies volumes, and expect a year-end 2026 total net leverage ratio of approximately 3.6x1
•Reached final investment decision on the Double E Mainline Compression Expansion, further positioning Summit to serve growing Permian Basin customer demand
•Double E throughput increased 17% to a record 1,002 MMcf/d relative to the second quarter of 2026, and the pipeline remains on track to fully subscribe the remaining forward-haul capacity by year-end
•Rockies Segment Adjusted EBITDA increased 32% to $40.0 million relative to the second quarter of 2026, driven by a 40% increase in liquids volume throughput
•Mid-Con Segment Adjusted EBITDA increased 7% to $22.8 million relative to the second quarter of 2026, driven by a 7% increase in natural gas volume throughput to 561 MMcf/d
Management Commentary
“The third quarter was one of the strongest in Summit’s history, driven by an active customer base and a supportive commodity price environment. Fifty-one new wells came online across the Williston and DJ Basins, driving a 40% increase in liquids volumes and a 32% increase in Rockies Segment Adjusted EBITDA. Combined with continued growth in our Permian and Mid-Con Segments, total Adjusted EBITDA reached $70.7 million, up 16% from the prior quarter. Since the first quarter, new well connects, volume growth and favorable commodity prices have added roughly $16.5 million of quarterly Adjusted EBITDA, approximately 30% growth in just two quarters. That momentum gives us the confidence to raise our full-year 2026 Adjusted EBITDA guidance range to $250 million to $260 million.
“On the commercial front, we reached a positive final investment decision on the Double E Mainline Compression Expansion, and volumes were at record levels during the quarter. Both reflect the growing reliance on Double E to meet in-basin gas transportation needs in the Permian. We continue to make great progress securing additional firm transportation contracts and remain on track to subscribe the remaining expansion capacity to Waha by year-end.
“Looking ahead, we are beginning to see a real step-change in the Company’s organic growth outlook over the next two to three years, driven primarily by our Rockies and Permian Segments. With seven rigs running behind our systems and approximately 140 DUCs, we currently expect to connect 200 to 250 wells in 2027, which will drive meaningful year-over-year volume and EBITDA growth. Our Rockies producers are also signaling plans to continue to grow activity levels and volumes well into 2028 and beyond. In the Permian, we’re seeing demand for in-basin gas transportation services on Double E not only filling up the Mainline Compression Expansion capacity to Waha but also utilizing the bidirectional capability of the system to access additional markets and outlets on the northern end of the pipeline. The combination of the strong growth outlook in the Rockies and Permian Segments, along with a steady outlook in the Mid-Con, could drive a mid-to-high-teens compound annual growth rate in Adjusted EBITDA over the next several years. We’re really excited about the momentum we’re seeing in the business and the
1 Based on the midpoint of the updated Adjusted EBITDA guidance range.

EXHIBIT 99.1
progress we’ve made on the balance sheet, and we look forward to providing more specific financial guidance for 2027 early next year.”
Third Quarter 2026 Business Highlights
SMC's average daily natural gas throughput on its wholly owned, operated systems increased 5.9% to 952 MMcf/d, while liquids volumes increased 39.7% to 95 Mbbl/d, relative to the second quarter of 2026. Double E Pipeline averaged 1,002 MMcf/d and contributed $11.2 million in Adjusted EBITDA, net to SMC, for the third quarter of 2026.
Natural gas price-driven segments:
•Natural gas price-driven segments generated $31.1 million in combined Segment Adjusted EBITDA, a $1.0 million increase relative to the second quarter of 2026, with combined capital expenditures of $5.3 million
•Mid-Con Segment Adjusted EBITDA totaled $22.8 million, an increase of approximately $1.4 million relative to the second quarter of 2026, primarily due to a 7.3% increase in natural gas volume throughput to 561 MMcf/d, reflecting a full quarter of contribution from wells connected in the second quarter across both the Barnett and Arkoma systems. There is currently one rig running in the Barnett.
•Piceance Segment Adjusted EBITDA totaled $8.3 million, a decrease of $0.4 million relative to the second quarter of 2026, as higher operating expenses offset a 4.2% increase in volume throughput to 223 MMcf/d. There were no new wells connected to the system during the quarter.
Oil price-driven segments:
•Oil price-driven segments generated $51.1 million in combined Segment Adjusted EBITDA, a $11.4 million increase relative to the second quarter of 2026, with combined capital expenditures of $15.0 million
•Rockies Segment Adjusted EBITDA totaled $40.0 million, an increase of $9.6 million relative to the second quarter of 2026, driven by a 39.7% increase in liquids volume throughput. During the quarter, 51 new wells were connected to the Rockies systems, 32 in the Williston Basin and 19 in the DJ Basin, including 9 wells in the Williston for which Summit provides both crude oil and produced water gathering services, which meaningfully contributed to the uplift in liquids volumes. Third quarter results also include the benefit of approximately $3.7 million of commercial billing settlements. Six rigs are currently running in the Rockies Segment, including four in the Williston Basin and two in the DJ Basin, with approximately 140 DUCs behind the systems.
•Permian Segment Adjusted EBITDA totaled $11.2 million, an increase of approximately $1.8 million relative to the second quarter of 2026, driven by new contracts placed into service during the quarter and a 16.6% increase in Double E volume throughput to 1,002 MMcf/d.
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Average daily throughput (MMcf/d):
Rockies	168	158	166	145
Piceance	223	259	221	263
Mid-Con	561	508	520	500
Aggregate average daily throughput	952	925	907	908

Average daily throughput (Mbbl/d):
Rockies	95	72	75	75
Aggregate average daily throughput	95	72	75	75

Double E average daily throughput (MMcf/d) (1)	1,002	712	890	686

EXHIBIT 99.1
_________

(1)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands)
Reportable segment adjusted EBITDA (1):
Rockies	39,969	28,999	96,703	79,103
Permian (2)	11,153	8,675	29,247	25,245
Piceance	8,308	12,509	26,540	34,769
Mid-Con	22,752	23,556	63,440	70,913
Total	$82,182	$73,739	$215,930	$210,030
Less: Corporate and Other (3)	11,492	8,241	30,349	25,932
Adjusted EBITDA (4)	$70,690	$65,498	$185,581	$184,098
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) share-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(3)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(4)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $21.2 million in the third quarter of 2026, inclusive of maintenance capital expenditures of $4.7 million. Capital expenditures in the third quarter of 2026 were primarily related to pad connections in the Rockies and Mid-Con segments. SMC continues to expect full year 2026 capital expenditures, including Double E, of $100 million to $120 million, consistent with the guidance update provided with second quarter results, and currently expects to be near the high end of the range. The increase from SMC’s original 2026 guidance of $85 million to $105 million reflects incremental, high-return growth projects added during the year, including 30 additional Williston wells added to the program or accelerated from 2027 in response to customer activity, and incremental capital at Double E tied to new firm transportation agreements executed this year. These projects are underpinned by customer development plans and are expected to contribute to volume and Adjusted EBITDA growth in 2027.

EXHIBIT 99.1

	Nine Months Ended September 30,
	2026	2025
	(In thousands)
Cash paid for capital expenditures (1):
Rockies	$43,003	$30,696
Piceance	1,608	1,531
Mid-Con	18,559	35,210
Total reportable segment capital expenditures	$63,170	$67,437
Corporate and Other	2,294	2,473
Total cash paid for capital expenditures	$65,464	$69,910
__________
(1)Excludes cash paid for capital expenditures by Double E due to equity method accounting.
Capital & Liquidity
As of September 30, 2026, SMC had $12.5 million in unrestricted cash-on-hand and $80 million drawn under its $500 million ABL Revolver with $417 million of borrowing availability, after accounting for $2.7 million of issued, but undrawn letters of credit. As of September 30, 2026, SMC was in compliance with all financial covenants, including interest coverage of 3.0x relative to a minimum interest coverage covenant of 2.0x and first lien net leverage ratio of 0.3x relative to a maximum first lien net leverage ratio of 2.5x. As of September 30, 2026, SMC reported a total net leverage ratio of approximately 3.9x.
As defined in the ABL credit agreement, the total net leverage ratio is calculated as the consolidated debt of Summit Midstream Holdings, LLC and its restricted subsidiaries, net of up to $50 million of unrestricted cash, divided by trailing twelve-month EBITDA as defined in the agreement. Summit Permian Transmission Holdco, LLC and Summit Permian Transmission, LLC are unrestricted subsidiaries under the agreement. Accordingly, the Permian Transmission Term Loan is excluded from debt, and credit agreement EBITDA excludes SMC’s proportional share of Double E’s Adjusted EBITDA and instead includes, subject to certain limitations, cash distributions received from Double E. Credit agreement EBITDA may also include adjustments for material capital projects and other items permitted under the agreement.
As of September 30, 2026, the Summit Permian Transmission Term Loan Facility had a balance of $360 million. Summit Midstream Permian has $9.2 million of cash-on-hand as of September 30, 2026. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMC billed its customers $4.1 million in the third quarter of 2026 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the third quarter of 2026, SMC recognized $4.1 million of gathering revenue associated with MVC shortfall payments. SMC had $0.0 million of adjustments to MVC shortfall payments in the third quarter of 2026. SMC’s MVC shortfall payment mechanisms contributed $4.1 million of total Adjusted EBITDA in the third quarter of 2026. The minimum volume commitments underpinning SMC's Piceance segment gathering agreements, which represent substantially all of SMC's MVC shortfall payments, expired at the end of the third quarter of 2026.
Quarterly Dividend
The Board of Directors of Summit Midstream Corporation continued to suspend cash dividends payable on the common stock for the period ended September 30, 2026. The quarterly cash dividend on the Series A Preferred Stock, for the period ending December 14, 2026, will be paid to preferred shareholders of record as of the close of business on December 1, 2026.
Share Repurchase Program
During the third quarter of 2026, SMC repurchased 7,007 shares of its common stock for approximately $0.2 million. As of September 30, 2026, SMC had approximately $33.8 million of remaining capacity under its $35.0 million share repurchase program.
Third Quarter 2026 Earnings Call Information

EXHIBIT 99.1
SMC will host a conference call at 10:00 a.m. Eastern on November 10, 2026, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q3 2026 Summit Midstream Corporation Earnings Conference Call (https://register-conf.media-server.com/register/BI10be65af5cb84a17b15c9a100f09cd74). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMC’s senior management team will attend the 2026 Bank of America Leveraged Finance Conference taking place on December 1–2, 2026 and the 2026 Wells Fargo Energy & Power Symposium taking place on December 8–9, 2026. The presentation materials associated with these events will be accessible through the Investors section of SMC’s website at www.summitmidstream.com prior to the beginning of each conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, share-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) the impact of the timing of MVC shortfall payments under our gathering agreements or (ii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•adjusted EBITDA includes the Company's proportionate share of Adjusted EBITDA from its unconsolidated equity method investee. Because this entity is not consolidated, the Company does not control its operations and does not have legal claim to its revenues, expenses, assets, liabilities, or cash flows, other than distributions received. As a result, this adjustment has limitations as an analytical measure and may not be comparable to similarly titled measures presented by other companies;
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

EXHIBIT 99.1
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), payment of dividends on any series of stock, ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 16, 2026, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(In thousands)
ASSETS
Cash and cash equivalents	$12,480	$9,274
Restricted cash	10,650	10,405
Accounts receivable	113,952	69,752
Other current assets	9,022	7,490
Total current assets	146,104	96,921
Property, plant and equipment, net	1,830,991	1,844,146
Intangible assets, net	147,236	153,564
Investment in Double E	277,353	265,583
Other noncurrent assets	26,886	27,395
TOTAL ASSETS	$2,428,570	$2,387,609

LIABILITIES AND EQUITY
Trade accounts payable	$23,062	$31,652
Accrued expenses	40,576	24,270
Deferred revenue	6,909	10,122
Ad valorem taxes payable	10,662	10,190
Accrued compensation and employee benefits	11,894	12,063
Accrued interest	9,944	30,045
Accrued environmental remediation	1,398	1,710
Accrued settlement payable	2,327	8,333
Current portion of long-term debt	2,693	21,223
Other current liabilities	7,250	27,185
Total current liabilities	116,715	176,793
Deferred tax liabilities, net	95,931	73,635
Long-term debt, net	1,247,819	1,024,347
Noncurrent deferred revenue	26,016	18,398
Noncurrent accrued environmental remediation	52	52
Other noncurrent liabilities	6,660	6,532
TOTAL LIABILITIES	1,493,193	1,299,757
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	—	141,296
Equity
Series A Preferred Stock	64,171	110,468
Common Stock, $0.01 par value	136	122
Class B Common Stock, $0.01 par value	65	65
Additional paid-in capital	743,091	638,427
Accumulated deficit	(198,358)	(202,902)
Total Company stockholders' equity	609,105	546,180
Noncontrolling interest	326,272	400,376
Total Equity	935,377	946,556
TOTAL LIABILITIES AND EQUITY	$2,428,570	$2,387,609

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)
Revenues:
Gathering services and related fees	$75,863	$65,359	$198,133	$193,706
Natural gas, NGLs and condensate sales	98,121	71,079	255,888	196,751
Other revenues	9,021	10,445	23,139	29,340
Total revenues	183,005	146,883	477,160	419,797
Costs and expenses:
Cost of natural gas and NGLs	59,738	38,138	148,202	109,486
Operation and maintenance	46,417	38,358	124,446	111,129
General and administrative	16,472	13,159	48,035	45,275
Depreciation and amortization	27,224	28,855	80,783	87,427
Transaction costs	210	1,429	451	5,283
Acquisition integration costs	73	1,661	1,054	7,060
(Gain) loss on asset sales, net	(5,014)	120	(5,011)	120
Long-lived asset impairments	—	—	—	71
Total costs and expenses	145,120	121,720	397,960	365,851
Other income (expense), net	18	(575)	718	8,860
Gain (loss) on interest rate swaps	1,885	131	2,682	(1,335)
Loss on sale of business	—	(539)	—	(582)
Interest expense	(27,710)	(24,191)	(80,126)	(70,592)
Income from equity method investees	7,596	5,548	18,665	15,190
Income before income taxes	19,674	5,537	21,139	5,487
Income tax expense	(3,813)	(537)	(3,879)	(81)
Net income	$15,861	$5,000	$17,260	$5,406

Net income (loss) per share:
Common stock – basic	$0.60	$(0.13)	$0.34	$(0.95)
Common stock – diluted	$0.58	$(0.13)	$0.34	$(0.95)

Weighted-average number of shares outstanding:
Common stock – basic	13,783	12,255	13,313	12,090
Common stock – diluted	14,085	12,255	13,563	12,090
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands)
Other financial data:
Net income	$15,861	$5,000	$17,260	$5,406
Net cash provided by operating activities	5,513	26,677	56,315	79,920
Capital expenditures	21,194	22,914	65,464	69,910
Contributions to equity method investees	10,871	753	17,379	3,816
Adjusted EBITDA	70,690	65,498	185,581	184,098
Cash flow available for distributions (1)	32,621	36,686	96,302	102,571
Free Cash Flow	5,225	16,716	26,004	37,292
Dividends (2)	1,881	3,385	53,159	10,126

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	952	925	907	908
Aggregate average daily throughput – liquids (Mbbl/d)	95	72	75	75

Double E average daily throughput (MMcf/d) (3)	1,002	712	890	686
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. The cash dividend payment for the nine months ended September 30, 2026 includes a payment of $46.3 million for accrued and unpaid dividends owed from March 15, 2020 to December 14, 2024. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A Preferred Stock beginning on March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands)
Reconciliations of net income to adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow:
Net income	$15,861	$5,000	$17,260	$5,406
Add:
Interest expense	27,710	24,191	80,126	70,592
Income tax expense	3,813	537	3,879	81
Depreciation and amortization (1)	27,459	29,090	81,487	88,131
Proportional adjusted EBITDA for equity method investees (2)	10,269	7,820	26,605	22,668
Adjustments related to capital reimbursement activity (3)	(2,711)	(2,480)	(8,366)	(6,356)
Share-based and noncash compensation	2,304	2,064	7,638	6,801
(Gain) loss in fair value of Tall Oak earn out	1	575	504	(7,904)
(Gain) loss on asset sales, net	(5,014)	120	(5,011)	120
Long-lived asset impairment	—	—	—	71
Gain (loss) on interest rate swaps	(1,885)	(131)	(2,682)	1,335
Loss on sale of business	—	539	—	582
Other, net (4)	479	3,721	2,806	17,761
Less:
Income from equity method investees	7,596	5,548	18,665	15,190
Adjusted EBITDA	$70,690	$65,498	$185,581	$184,098
Less:
Cash interest paid	51,189	40,863	94,523	80,371
Cash paid for taxes	—	17	—	282
Senior notes interest adjustment (5)	(17,789)	(17,393)	(17,789)	(12,458)
Maintenance capital expenditures	4,669	5,325	12,545	13,332
Cash flow available for distributions (6)	$32,621	$36,686	$96,302	$102,571
Less:
Growth capital expenditures	16,525	17,589	52,919	56,578
Investment in equity method investee	10,871	753	17,379	3,816
Distributions on Subsidiary Series A Preferred Units	—	1,628	—	4,885
Free Cash Flow	$5,225	$16,716	$26,004	$37,292
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2026, the amount includes $2.8 million of transaction and other costs. For the nine months ended September 30, 2025, the amount includes $9.7 million of transaction and other costs and $7.1 million of integration costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine Months Ended September 30,
	2026	2025
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow:
Net cash provided by operating activities	$56,315	$79,920
Add:
Interest expense, excluding amortization of debt issuance costs	75,049	67,587
Income tax expense (benefit), excluding federal income taxes	(6)	98
Changes in operating assets and liabilities	60,311	31,357
Proportional adjusted EBITDA for equity method investees (1)	26,605	22,668
Adjustments related to capital reimbursement activity (2)	(8,366)	(6,356)
Realized gain on swaps	(412)	(2,652)
Other, net (3)	2,806	17,761
Less:
Distributions from equity method investees	24,274	21,110
Noncash lease expense	2,447	5,175
Adjusted EBITDA	$185,581	$184,098
Less:
Cash interest paid	94,523	80,371
Cash paid for taxes	—	282
Senior notes interest adjustment (4)	(17,789)	(12,458)
Maintenance capital expenditures	12,545	13,332
Cash flow available for distributions (5)	$96,302	$102,571
Less:
Growth capital expenditures	52,919	56,578
Investment in equity method investee	17,379	3,816
Distributions on Subsidiary Series A Preferred Units	—	4,885
Free Cash Flow	$26,004	$37,292
(1)Reflects our proportionate share of Double E.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2026, the amount includes $2.8 million of transaction and other costs. For the nine months ended September 30, 2025, the amount includes $9.7 million of transaction and other costs and $7.1 million of integration costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(5)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation